                                                                 EXHIBIT 3.16(g)

                                                                        3992 215
                                                                        11-17-97

               CERTIFIED COPY OF RESOLUTION OF BOARD OF DIRECTORS
                          FOR DESIGNATION OR CHANGE OF
                              RESIDENT AGENT AND/OR
                                PRINCIPAL OFFICE

      I, Jeanne M. Murphy do hereby certify that I am the duly elected, qualified and acting secretary of Edenton Motors, Inc., a corporation formed and existing under the laws of the State of Maryland, and that at a meeting of the board of directors of said corporation, held on the 1st day of October, 1997, the following resolution was adopted, which said resolution remain in full force and effect:

            "RESOLVED that the resident agent of this corporation in the State of Maryland be and it hereby is changed to THE CORPORATION TRUST INCORPORATED, the post-office address of which is 300 East Lombard Street, Baltimore, Maryland 21202. The said resident agent so designated is a corporation of the State of Maryland.


                                                 /s/ Jeanne M. Murphy
                                                 ---------------------------
                                                 Jeanne M. Murphy


(CORPORATE SEAL)

I.D. NO# D1792753
ACKN. NO. - 100C3114873
EDENTON MOTORS, INC.

11/17/97 AT 03:43 P.M.

[STAMP ILLEGIBLE]